Exhibit 99.1

AGTC Announces Financial Results for the Quarter Ended March 31, 2016

- Company to Expand AAV Research Platform to Inherited Hearing Disorders -

GAINESVILLE, Fla., and CAMBRIDGE, Mass., May 9, 2016 – Applied Genetic Technologies Corporation (NASDAQ: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare diseases, with a primary focus on ophthalmology, today announced financial results for the quarter ended March 31, 2016. The company also announced that it plans to expand its AAV technology platform to address targets that could help treat patients with inherited hearing disorders.

“We’ve continued to make progress over the past several months to advance our gene therapy programs for the treatment of rare diseases, and further establish AGTC as a leader in developing novel AAV-based therapies,” said Sue Washer, President and CEO of AGTC. “In addition to announcing newly published safety and biodistribution data supporting clinical studies of achromatopsia, we are pleased to announce today the planned expansion of our AAV technology platform beyond retinal degenerative diseases, to address targets that could help treat patients with rare inherited hearing disorders.”

AGTC’s clinical programs for X-linked Retinoschisis, partnered with Biogen, and achromatopsia caused by mutations in the CNGB3 gene, continue enrollment and the company is on-track to release interim data in 2016.  In addition, AGTC expects to file an investigational new drug application (IND) for the second achromatopsia program caused by mutations in the CNGA3 gene, later this year.  AGTC is currently conducting IND-enabling studies for its next pipeline product, X-linked Retinitis Pigmentosa, also partnered with Biogen, and the company expects to file an IND during the first half of 2017.

Recent Highlights

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In April, AGTC announced the publication of two toxicology studies that provide support for clinical investigation of the company's novel investigational gene therapy candidate for achromatopsia caused by mutations in the CNGB3 gene. Results, evaluating toxicology and biodistribution profiles in mouse and non-human primate models, and demonstrating efficacy in the mouse model, were published online in the peer-reviewed journal Human Gene Therapy Clinical Development and appear in the March print issue.

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In addition to a new office facility that was established in Cambridge, Massachusetts during September of last year, AGTC announced in February 2016 the opening of a new combined use facility in Gainesville, Florida.  AGTC's leased portion of the new multi-tenant facility consists of approximately 20,000 square feet of state-of-the-art laboratory and office space which can accommodate up to approximately 80 people, with space for future expansion.

Expansion of Pipeline into Inherited Hearing Disorders

As part of its long-term plans to deploy its technology platform in a second novel orphan space, AGTC has embarked upon several new programs aimed at correcting genetic defects in cells in the inner ear that lead to deafness, as well as initiating exploratory screening efforts to identify improved capsids and promoters customized for these cell types.  This work will be conducted in collaboration with academic investigators aided by existing strategic partnerships providing access to enabling technologies.  The company has also assembled an Otology Scientific Advisory Board, currently comprised of six prominent research and clinical investigators, to help guide its efforts in this important new area. The company expects to advance several products into development within the next few years. AGTC believes that the otology space has many of the same characteristics that make ophthalmology attractive, including that the ear is a contained space, there are multiple genetic targets, and there is a clear ability to leverage clinical knowledge and advances in AAV technology across multiple products.

Financial Results for the Quarter Ended March 31, 2016

Total revenue for the three months ended March 31, 2016 was $12.0 million compared to $284 thousand generated during the same period in 2015.  Revenue recorded during the three months ended March 31, 2016 resulted primarily from the amortization of upfront fees received under AGTC’s collaboration with Biogen.  Grant revenue generated in the three months ended March 31, 2016 decreased year-over-year due primarily to reduced research and development activities on grant-funded projects.

Research and development expense for the three months ended March 31, 2016 increased by $3.8 million to $7.9 million compared to the same period in 2015.  The year-over-year increase was primarily a result of higher license and related fees associated with collaborative arrangements entered into with external partners, combined with higher outside program costs, laboratory supply costs and other research-related expenses from incremental activities associated with the further development of the company’s product candidates.  Employee-related and share-based compensation costs also increased year-over-year due primarily to the hiring of additional employees to support this increased level of research and development activity.

General and administrative expense for the three months ended March 31, 2016 decreased by $209 thousand to $2.4 million compared to the same period in 2015. The decrease was primarily driven by lower legal and professional fees, share-based compensation expense and other administrative costs, partially offset by higher employee-related costs from the hiring of additional employees to support the company’s continued expansion.

For the three months ended March 31, 2016, the company recorded net income of $2.0 million, compared to a net loss of $6.3 million generated in the same period of 2015.

At March 31, 2016, the company's cash, cash equivalents and investments amounted to $180.5 million, which include payments previously received under the company’s collaboration with Biogen. The company expects that as of June 30, 2016, its cash, cash equivalents and investments will be between $163 million and $173 million.

AGTC to Host Analyst and Investor Day on June 21, 2016

AGTC will host an analyst and investor day in New York City on Tuesday, June 21, 2016, beginning at 7:30am ET.  Speakers will include leading industry experts as well as company management.  For additional information or to RSVP, please contact Matthew Ventimiglia at mventimiglia@lazarpartners.com, or phone 212-599-1265.  This event will also be webcast.

Conference Call and Webcast

AGTC will host a conference call and webcast today at 5:00 p.m. (ET) to discuss financial results for the third fiscal quarter ended March 31, 2016.  To access the call, dial 888-481-2877 (US) or 719-325-2455 (outside of the US). The passcode is 8570746. A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events.cfm. Please log in approximately 10 minutes prior to the scheduled start time.

The archived webcast will be available in the Events and Presentations section of the company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases, with an initial focus in ophthalmology. AGTC's lead product candidates focus on inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function, and which currently lack effective medical treatments.

AGTC's product pipeline includes six named ophthalmology development programs across five targets (X-linked retinoschisis (XLRS), X-linked retinitis pigmentosa (XLRP), achromatopsia, wet age-related macular degeneration and blue cone monochromacy), two non-ophthalmology programs (alpha-1 antitrypsin deficiency and adrenoleukodystrophy) and AGTC is continuing to move forward with early research studies in additional indications.  The company is also exploring genetic defects in cells in the inner ear that lead to deafness and expects to advance several product candidates into development within the next few years.  AGTC employs a highly targeted approach to selecting and designing its product candidates, choosing to develop therapies for indications having high unmet medical need, clinical feasibility and commercial potential. AGTC has a significant intellectual property portfolio and extensive expertise in the design of gene therapy products including capsids, promoters and expression cassettes, as well as, expertise in the formulation, manufacture and physical delivery of gene therapy products.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

ACHM is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity, extreme light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by ACHM, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

About Age-related Macular Degeneration (AMD)

AMD is a retinal disease that usually affects older adults and results in a loss of vision in the center of the visual field (the macula).  It is a major cause of blindness and visual impairment in older adults and occurs in “dry” and neovascular, or “wet,” forms.

About Adrenoleukodystrophy (ALD)

ALD is an X-linked genetic disorder that causes damage to the nervous system and adrenal glands, primarily in young boys. The cerebral form of ALD in children is characterized by difficulty in school, hearing and vision loss, difficulty swallowing and declining motor control, and progresses rapidly to total disability or death in as little as two years.  A second form of ALD is characterized by weakness of the legs that begins in adulthood and progresses to lower limb paralysis.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. These statements relate to a variety of matters, including but not limited to, AGTC’s planned research and development efforts in the field of hearing loss and the anticipated utility of AGTC’s investigational gene therapy candidates for treating achromatopsia, XLRS and XLRP.  Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors, which include, but are not limited to, the following: no gene therapy products have been approved in the United States and AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate; AGTC relies on third parties to conduct research, supervise and monitor its clinical trials and to conduct certain aspects of its product manufacturing and protocol development; increased regulatory scrutiny of gene therapy and genetic research could damage public perception of AGTC's product candidates or adversely affect AGTC's ability to conduct its business; and increased competition in the gene therapy space.  Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading "Item 1A—Risk Factors" in AGTC's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, AGTC assumes no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
In thousands, except per share data	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$17,884	$39,187
Investments	115,811	22,454
Grants receivable	1,011	883
Prepaid and other current assets	2,071	1,608
Total current assets	136,777	64,132
Investments	46,778	23,629
Property and equipment, net	2,529	478
Intangible assets, net	1,366	1,448
Grants receivable and other assets	602	487
Total assets	$188,052	$90,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,485	$1,191
Accrued and other liabilities	6,068	3,451
Deferred revenue	46,898	—
Total current liabilities	54,451	4,642
Deferred revenue, net of current portion	28,491	—
Total liabilities	82,942	4,642
Stockholders' equity:
Common stock, par value $.001 per share, 150,000 shares authorized; 18,038 and 16,491 shares issued; 18,033 and 16,476 shares outstanding at March 31, 2016 and June 30, 2015, respectively	18	16
Additional paid-in capital	197,853	174,168
Accumulated deficit	(92,761)	(88,652)
Total stockholders' equity	105,110	85,532
Total liabilities and stockholders' equity	$188,052	$90,174

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
In thousands, except per share amounts	2016	2015	2016	2015
Revenue:
Collaboration revenue	$11,882	$—	$34,717	$—
Grant and other revenue	115	284	531	1,641
Total revenue	11,997	284	35,248	1,641
Operating expenses:
Research and development	7,868	4,104	32,108	11,975
General and administrative	2,362	2,571	7,716	6,168
Total operating expenses	10,230	6,675	39,824	18,143
Income (loss) from operations	1,767	(6,391)	(4,576)	(16,502)
Other income:
Investment income	202	67	467	147
Other Expense	—	(2)	—	(2)
Total other income, net	202	65	467	145
Net income (loss)	$1,969	$(6,326)	$(4,109)	$(16,357)
Net earnings (loss) per share, basic and diluted	$0.11	$(0.38)	$(0.23)	$(1.01)
Weighted average shares outstanding - basic	18,033	16,463	17,735	16,172
Weighted average shares outstanding - diluted	18,472	16,463	17,735	16,172

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com